UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM N8-A

                          NOTIFICATION OF REGISTRATION
     FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the SEC that it registers un-der and pursuant to the provisions of Section 8(a) of the Investment Company Act 1940 and in connection with notification of registration submits the following information:

Name: MH Elite Portfolio of Funds, Inc.

Address of Principal Business Office
(No. & Street, City State, Zip Code):
220 Russell Avenue, Rahway, NJ 07065

Telephone Number: 1-800-318-7969

Name and address of agents for service of process:
Harvey Merson, 220 Russell Avenue, Rahway, NJ 07065
Jeff Holcombe, 8 Guildford Court, Annandale, NJ 08801

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES.




Signatures:

Pursuant to the requirements of the Investment Company Act of 1940, the regis-trant has caused this notification of registration to be duly signed on its be-half in the town of Rahway and state of New Jersey on the 17th day of February 1998.





                   (SEAL)

            MH ELITE PORTFOLIO OF FUNDS, INC.


                                                          By: Harvey Merson
                                                                President

Attest:  Jeff Holcombe
         Vice-President